Exhibit 99.1

Medivation Contact	BioMarin Pharmaceutical Contacts

Anne Bowdidge	Investors:
(650) 218-6900	Traci McCarty
(415) 455-7558

Media:
Debra Charlesworth
(415) 455-7451

Medivation to Expand Global Oncology Franchise with the Acquisition of All Worldwide

Rights to Talazoparib (BMN 673), a potent PARP inhibitor, from BioMarin

•	Talazoparib is a Highly-Potent PARP Inhibitor in Phase 3 Development for the Treatment of BRCA-Mutated Breast Cancer

•	Clinical Activity Observed in Multiple Oncology Opportunities with Potential for monotherapy or Combination therapy with Standard of Care Oncology Treatments

•	Transaction Price of $410 Million Upfront, Up to $160 Million in Milestones and Mid-Single Digit Royalties

San Francisco and San Rafael, Calif., Aug 24, 2015 — Medivation, Inc. (Nasdaq: MDVN) and BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced today that they have entered into an asset purchase agreement under which Medivation will acquire all worldwide rights to talazoparib (formerly referred to as BMN 673), a highly-potent, orally-available poly ADP ribose polymerase (PARP) inhibitor currently in a Phase 3 study for the treatment of patients with deleterious germline BRCA 1 or BRCA 2 mutations and locally advanced and/or metastatic breast cancer. Under the agreement, Medivation will be responsible for all research, development, regulatory and commercialization activities for all indications on a global basis.

“Acquiring all worldwide rights to talazoparib provides Medivation with a transformational opportunity to diversify and expand our proprietary portfolio and global oncology franchise. PARP inhibitors are an exciting class of oncology therapeutics that have been associated with promising activity across multiple tumor types, including breast and prostate cancer. These latter two disease indications are areas in which Medivation has proven expertise and development capabilities and in the case of prostate cancer, an established and successful commercial presence,” said David Hung, M.D., President and Chief Executive Officer of Medivation. “Talazoparib’s potential to act alone or augment the effects of a wide array of tumor DNA-damaging oncology therapies and its high potency and level of activity in various cancers make talazoparib a great strategic fit for Medivation’s oncology portfolio, building on existing strengths as well as potentially allowing Medivation to expand into new oncology indications.”

“We believe that Medivation is an outstanding company to drive the future development of talazoparib and ensure it reaches its full therapeutic potential,” said Hank Fuchs, M.D., Chief Medical Officer at BioMarin. “Medivation’s expertise and track record in oncology clinical development and commercialization has been well demonstrated by the Company’s success to date. Placing talazoparib in their capable hands allows us to optimize our portfolio and focus our resources on established areas of expertise – developing novel products to treat rare and ultra-rare genetic diseases.”

Under the terms of the agreement, Medivation will pay BioMarin $410 million upfront, up to an additional $160 million upon the achievement of regulatory and sales-based milestones and mid-single digit royalties for talazoparib. At the closing of the transaction, Medivation will assume all financial obligations associated with the development and commercialization of talazoparib.

The closing of the transaction is conditioned on the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is anticipated to close in 2015.

About Talazoparib

Talazoparib is a highly-potent, orally available PARP inhibitor, a class of molecules that has shown clinical activity against cancers involving defects in DNA repair, under investigation for the treatment of certain cancers.

Talazoparib is currently in the Phase 3 EMBRACA trial in patients with germline BRCA mutated breast cancer. The pivotal study is a two-arm study randomizing patients with germline BRCA mutated locally advanced and/or metastatic breast cancer 2:1 to talazoparib or the protocol-specified physicians’ choice of chemotherapy. Patients may have received no more than two prior chemotherapy regimens for metastatic disease. The primary objective of the study is to compare progression-free survival of patients treated with monotherapy talazoparib relative to those treated with protocol-specified physicians’ choice single-agent chemotherapy. Radiographic progression will be determined by blinded independent central radiology review. Talazoparib is also being studied in a single arm Phase 2 ABRAZO trial evaluating overall response rates in patients with germline BRCA mutated breast cancer, and in multiple investigator-sponsored trials across multiple tumor types.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include Vimizim® (elosulfase alfa) for MPS IVA, a product wholly developed and commercialized by BioMarin; Naglazyme® (galsulfase) for MPS VI, a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for MPS I, a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany and Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include drisapersen, an exon skipping oligonucleotide, for which a marketing application has been submitted to FDA and EMA for the treatment of patients with Duchenne muscular dystrophy (DMD) with mutations in the dystrophin gene that are amenable to treatment with exon 51 skipping, pegvaliase (formerly referred to as BMN 165 or PEG PAL), PEGylated recombinant phenylalanine ammonia lyase, which is currently in Phase 3 clinical development for the treatment of PKU, reveglucosidase alfa (formerly referred to as BMN 701), a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase 3 clinical development for the treatment of Pompe disease, vosoritide (formerly referred to as BMN 111), a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia, BMN 044, BMN 045 and BMN 053, exon skipping oligonucleotides, which are currently in Phase 2 clinical development for the treatment of Duchenne muscular dystrophy (exons 44, 45 and 53), cerliponase alfa (formerly referred to as BMN 190), a recombinant human tripeptidyl peptidase-1 (rhTPP1) for the treatment of CLN2 disease, a form of Batten disease, which is currently in Phase 1, BMN 270, an AAV-factor VIII vector, for the treatment of hemophilia A and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (NAGLU) with a peptide derived from insulin-like growth factor 2 (IGF2), for the treatment of MPS IIIB. For more information, please visit us at http://www.BMRN.com

Forward-Looking Statement Disclaimer

The forward looking statements in this press release are based on information currently known to Medivation and BioMarin, and are subject to risks and uncertainties. Actual results may differ substantially for a number of reasons, including, but not limited to: failure to satisfy the conditions to complete the acquisition; risk that Medivation will not be able to advance the talazoparib research program; risk that Medivation will not be able to reproduce the results of earlier studies in the on-going studies or in later studies; other challenges inherent in product development, including ability to obtain regulatory approvals, competition and challenges to intellectual property; and other risks detailed in Medivation’s and BioMarin’s filings with the Securities and Exchange Commission, or SEC, including their respective quarterly reports on Form 10-Q for the quarter ended June 30, 2015. Neither BioMarin nor Medivation undertake any obligation to update these forward-looking statements other than as required by law.

Legal advisors were Sidley Austin LLP (Medivation) and Cooley LLP (BioMarin).

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